Exhibit 99.1



PRESS CONTACT:                                       INVESTOR RELATIONS:
Steve Simon                                          MCC Financial Services
S&S Public Relations, Inc.                           310/453-4667 ext. 239
847/955-0700 ext. 9347                               ir@mccglobal.com
steve@sspr.com                                       ----------------
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                Onelink4travel Projects Positive Cash Flow In Q4
               Growth in Call Center Business, Vigorous Demand For
                  Hotel Marketing Services Drive Upbeat Outlook

SAN FRANCISCO - September 7 - Onelink4travel, Inc. (OTC Bulletin Board:
OLKT-News), a provider of integrated global distribution and financial settlement services to the travel and tourism industry, today announced that it anticipates positive cash flow on operations for the company in the fourth quarter of this year. The bullish financial outlook is due to anticipated performance from its two recently acquired business units, Onelink4travel Call Center Services and CCRA International, both of which will support the company's core travel service concept, a service to debut later this year.

     "Onelink4travel's Call Center Services business unit is realizing the fruits of the technology and people investments made in the business since the mid-2005 acquisition, and from major travel industry players who are pulling back their customer contact operations from offshore sources," said Bill Guerin, chairman and CEO of Onelink4travel, Inc. "We are committed to a high quality, high touch philosophy, and these companies are looking for a higher level of service than they are getting from other domestic and overseas providers. This situation, in addition to creating continuing strong demand for CCRA International's hotel marketing services, should cause Onelink4travel to realize positive cash flow in advance of the revenue contribution from our integrated booking and settlement service."

     Onelink4travel is a $12 million-plus company (2004 combined revenues for the acquired companies) which now employs more than 100 people in 15 U.S. states and the UK. The firm has grown significantly this year through strategic acquisitions made to compliment and support its upcoming core service offering. Onelink4travel's signature service has been designed to enable travel agencies to book and realize up-front commission for a range of non-airline travel services commencing with hotel rooms. On the supply side, hotel companies and eventually other types of vendors such as car rental suppliers and cruise lines should be able to benefit from new options in reservations and pre-paid income.

        Onelink4travel Call Center Services, based in Los Angeles, California and Reno, Nevada, is a well-established outbound customer contact and inbound 24/7-support service provider with over 550 existing clients. CCRA International, a travel marketing and distribution company with over 12,000 hotel clients, is a 12-year old Los Angeles based assembler and marketer of preferred-rate hotel packages to travel agencies. The packages, designed for both business and leisure travel customers, accounted for over 30 million room nights and approximately $3 billion in revenue to its hotel clients in 2004. For more information about Onelink4travel and its menu of services for travel industry suppliers, visit www.onelink4travel.com.

About Onelink4travel, Inc.:

Onelink4travel (OTCBB: OLKT) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product through travel agents worldwide, and to effect financial settlement through a single, online global distribution and financial settlement system. Onelink4travel's mission is to increase the number and quality of online bookings made through global retail travel channels while improving cash flow and reducing distribution costs, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, Onelink4travel is operated by an experienced team of travel distribution professionals, financial settlement experts and established travel technology partners. For more information, visit www.onelink4travel.com.

This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

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